Exhibit 10.8

INCENTIVE RSU GRANT LETTER

Re:	Restricted Stock Units to Sanchaita Datta, President and CTO

In recognition of your significant responsibilities at Fatpipe Inc., the Board is pleased to inform you that effective June 18, 2024, you have been granted RSUs for 250,000 shares of common stock.

These RSUs are granted in two parts:

125,000 RSUs of the shares of Fatpipe stock when the Company is taken public.

125,000 RSUs of the shares of Fatpipe stock vests when the share price exceeds 10% above the IPO price.

In addition, as you have taken a low salary relative to your peers for the last several years, you will be provided a cash bonus of $250,000 once the IPO is completed, to partly defray your taxes arising from the RSUs.

This compensation is to reward you for taking the Company public and maintaining the stock price above the listing price. Your RSUs is one of the ways you can participate in the success of Fatpipe and to accomplish the Company’s objectives.

Yours truly,

Ragula Bhaskar

Chairman of the Board

Fatpipe Inc.

July 16, 2024